Exhibit 8.2

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

May 12, 2022

Franco-Nevada Corporation
199 Bay Street
Suite 2000
Toronto, Ontario
M5L 1G9

Dear Sirs/Mesdames:

Re:	Franco-Nevada Corporation — Dividend Reinvestment Plan

We have acted as Canadian federal income tax counsel to Franco-Nevada Corporation, a corporation formed under the laws of Canada (the “Corporation”), in connection with the filing of a registration statement on Form F-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, in respect of 2,500,000 Common Shares issuable pursuant to the Corporation’s Dividend Reinvestment Plan.

We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of Canadian federal income tax law, the statements set forth under the caption “Certain Canadian Federal Income Tax Considerations” in the Registration Statement are, subject to the qualifications, exceptions, assumptions, and limitations contained therein, accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours truly, /s/ Torys LLP